Conference Call Script
2nd Quarter 2024 Results
Tuesday, July 23, 2024
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Cole, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the 3 and 6 months ended June 30, 2024. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings.
Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' second quarter 2024 earnings release conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15 to 20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Cole. Good morning, everyone, and thank you for joining our call today. This quarter, we're providing an earnings conference call presentation, which we filed as part of our Form 8-K this morning with our earnings release, and is also posted on our website with this webcast.

We are pleased to bring another quarter of consistent results for our shareholders. And for the second quarter, diluted earnings per share were $0.82 compared to $0.84 for the linked quarter. For the first half of 2024, diluted EPS were $1.66 compared to $1.56 for 2023.

Some positives for the second quarter included loan growth of 8% annualized compared to the linked quarter, improvements in our criticized and classified loans, which declined 6% and 19% respectively, compared to the linked quarter-end.

While our total deposits declined $29 million, our core deposits grew by $42 million for the quarter, which excludes brokered CDs. Our brokered CDs continue to decline as we generate customer deposits.

Our book value increased from $29.93 at the linked quarter-end to $30.36 at June 30, while our tangible book value per share grew to $18.91, a 3% increase from March 31.

Our tangible equity to tangible assets ratio improved 24 basis points to 7.6%.

Our regulatory capital ratios improved by double-digit percentages compared to the linked quarter-end

Our return on average assets for the second quarter was 1.3%.

We had a decline in our provision for credit losses compared to the linked quarter, and we generated improvements in our fee-based income excluding the annual performance-based insurance commissions we recognized last quarter.

As it relates to our credit quality, we had many improvements this quarter, including a reduction in our criticized and classified loans, which were down $17 million and $27 million, respectively, compared to the linked quarter-end. This was driven by paydowns on some loans that we downgraded last quarter as we diligently worked those credits.

We noted last quarter in our call that we did not believe the downgrades at that time were indicative of core portfolio issues, and this has shown to be the case. We continue to receive paydowns on these loans, and have received additional funds in July, including another $8 million.

We also had upgrades of two classified credits totaling $5 million to watch status, and one upgrade of $2.5 million from criticized to fair.

Our allowance for credit losses remained at 1.05% of total loans at quarter-end, consistent with the linked quarter-end. Our provision for credit losses for the quarter was driven by net charge-offs, higher reserves on individually analyzed leases, and loan growth.

Our annualized net charge-off rate for the quarter increased to 27 basis points compared to 22 basis points for the first quarter. Combined, our leasing and consumer indirect net charge-offs contributed 21 of the 27 basis points of our annualized net charge-off rate for the second quarter.

We continue to see elevated net charge-offs in small-ticket leases from our North Star division, which contributed 14 of the 27 basis points to our annualized net charge-off rate. These charge-off levels are similar to pre-pandemic rates or the rates we expected to see when we acquired the business. We continuously evaluate the various lending verticals in the small-ticket leasing area, and adjust our appetite based on performance.

For the second quarter, the yield on our small-ticket leasing balances was over 14%, and we continue to be very satisfied with our risk-adjusted return on our core small-ticket leasing business.

Our net charge-offs have grown in consumer indirect loans, adding 7 basis points to our annualized net charge-off rate for the second quarter.

We are seeing a national trend of increased delinquency in auto lending, leading to higher surrender rates.
When combined with the previous spike in used values, the dollar value of our net charge-offs has increased.

We remain disciplined in our lending practices, with weighted average FICO scores at over 750 on our production and remain optimistic about the business.

Nonperforming assets increased $2.4 million, which was mostly due to higher nonaccrual leasing balances.
Our delinquency improved this quarter, and the portion of our loan portfolio considered current at June 30 was 98.8%, up from 98.7% at March 31.

We're confident in our commercial loan concentrations, with our exposure to non-owner-occupied office space at less than 2% of our total loan portfolio balance at June 30. Our exposure declined compared to the linked quarter-end as we successfully exited an $8 million classified office loan.

Our hospitality and assisted living facilities were each around 2.5% of our total balances. At the same time, our multifamily loan balances were $557 million, a $35 million increase compared to the linked quarter-end. We continue to have strong sponsor support and economic metrics with the deals we have chosen in this segment, and will continue to be diligent in our underwriting of these loans.

We see rents on multifamily loans holding up. And in our seven metro markets, we are still experiencing average rental growth of 3.2% compared to the national average of 0.9%.

Compared to the linked quarter-end, our total loan portfolio grew $123 million or 8% annualized.

Our premium finance balances contributed $54 million of growth compared to the linked quarter-end.

Increases in our commercial and industrial portfolio of $43 million mostly offset declines of $48 million in our commercial real estate portfolio. But as I mentioned earlier, a meaningful portion of the credits that paid down this quarter were part of our criticized and classified assets, which we view as a positive.

Consumer loans contributed $39 million of growth, driven by higher consumer [indirect] balances. At quarter-end, our commercial real estate loans comprised 35% of total loans, nearly 40% of which were owner occupied, while the remainder were investment real estate.

At the same time, our total consumer loans, which include residential, real estate, and home equity lines of credit, were 29% of total loans. Commercial and industrial loans were 20%; leases totaled 7%; construction loans were 5%; and premium finance was 4% of total loans.

At quarter-end, 47% of our total loans were fixed rate with the remaining 53% at variable rate.

We continue to actively assess market conditions on our commercial real estate book, including the impact of higher interest rates on upcoming loans repricing or maturing. We are comfortable with our ability to handle the repricing of our commercial loan portfolio, and only have $289 million repricing or maturing during the last half of 2024 and another $396 million during 2025.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler. Our net interest income was stable compared to the first quarter, while our net interest margin was 4.18% compared to 4.26%. Nearly half of the reduction in net interest margin, compared to the linked quarter, was lower accretion income net of amortization expense, which only added 28 basis points this quarter compared to 32 basis points last quarter. The remainder of the decline was mostly due to higher borrowing costs incurred during the second quarter, which offset higher earning asset yields.

For the first half of 2024, our net interest income grew 10%, while our net interest margin declined 31 basis points to 4.22%.

Our earning asset yields improved to 6.32% for the first 6 months of 2024 compared to 5.49% for 2023, while higher funding costs more than offset the improvement.

Accretion income, net of amortization expense, added 31 basis points to net interest margin for the first half of 2024, compared to 19 basis points for 2023.

Moving on to our fee-based income, excluding our annual performance-based insurance commission of $2.2 million we received in the first quarter, fee-based income grew compared to the linked quarter. We typically recognize the performance-based insurance commission during the first quarter of each year.

Additionally, for the second quarter, growth in electronic banking income and trust and investment income offset declines in bank-owned life insurance and lease income. For the first half of 2024, our fee-based income grew 15%, with increases in all lines primarily due to the Limestone merger that occurred on April 30, 2023.

As it relates to our non-interest expenses, they were relatively flat compared to the first quarter of 2024, as our other non-interest expense was impacted by a one-time prior period true-up of corporate expenses. For the first half of 2024, non-interest expense was up 8%, as higher operating costs from the additional footprint from Limestone was partially offset by lower acquisition-related expenses during 2024.

For the second quarter, both our reported efficiency ratio and our efficiency ratio adjusted for noncore expenses was 59.2%. Our reported and adjusted efficiency ratio increased compared to the linked quarter, and was related to lower fee-based income compared to the linked quarter.

For the first half of 2024, the reported efficiency ratio was 58.6%, a decline from 2023. The adjusted efficiency ratio for the first 6 months of 2024 was 58.7%, an increase from 2023 due to higher noninterest expenses.

Moving on to the balance sheet, our investment securities portfolio continued to comprise 20% of total assets at June 30, while our loan-to-deposit ratio increased to 87%.

During the quarter, we were able to gain additional liquidity by moving some of our governmental deposits and repurchase agreements with our customers' insured cash [suite] products, which allowed us to free-up some previously-pledged investment securities.

From a deposit perspective, our total deposits declined $29 million from the linked quarter-end, which was mostly due to reductions in brokered CDs and seasonal declines in governmental deposits, which are typically higher during the first and third quarters of each year.

Excluding brokered CDs, our deposits were up $42 million compared to the linked quarter-end. Our retail CDs grew $132 million, while we were able to reduce our brokered CDs by $71 million.

For the second quarter, our deposit costs only increased by 9 basis points compared to the linked quarter. Our retail CD promotions have been for a 5% CD over a relatively short term. And our entire retail CD portfolio had an average remaining life of 5 months at June 30.

Our demand deposits, as a percent of total deposits, were flat compared to the linked quarter-end, and remained at 35% at June 30, while our noninterest bearing deposits were 20% of total deposits.

At quarter-end, our deposit composition was 78% in retail deposit balances, which included small businesses, and 22% in commercial deposit balances.

Our average retail customer deposit relationship was $25,000 at quarter-end, while our median was nearly $3,000.

Moving on to our capital position, our capital ratios improved compared to the linked quarter and benefited from earnings outpacing dividend. At quarter-end, our common equity tier 1 capital ratio was 11.8%; our total risk-based capital ratio was 13.5%; our leverage ratio was 9.7%; and our tangible equity-to-tangible assets ratio improved to 7.6% compared to 7.4% at quarter-end.

As it relates to our capital deployment, we did not repurchase shares this quarter. We do provide an attractive dividend as part of our capital usage, which has a current yield of 4.89%. Our dividend payout ratio stood at 48.9% for the second quarter.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie. During the first half of 2024, we made strides in improving our technology, as we rolled out a new customer relationship management system that integrates referrals, opportunities, and client information between our lines of business, enhancing our ability to execute by making it easier for us to connect with, and serve our clients.

We also implemented a new software system for our insurance groups, and began utilizing more functionality with our implementation of Microsoft products as we continue to look to replace legacy systems. We are also well on our way to implementing a new business loan origination system that will be in place starting in 2025.

As we mentioned software upgrades, I would also like to note that the CrowdStrike outage from last week had nominal impact on our systems, and any impact has been resolved at this point.

We place high importance on our employee satisfaction and workplace. We are proud that our company's culture is being recognized in the marketplace. During the first half of 2024, we were recognized by US News & World Report as a Best Company to Work For in Banking and by Newsweek as One of America's Greatest Workplaces.

As we look to the second half of 2024, we currently anticipate net interest income to benefit from the full year impact of the Limestone merger.

We continue to expect our quarterly net interest margin to be between 4.1% and 4.3%, assuming that there are no significant short-term interest rate changes in the remainder of 2024. We believe our fee-based income growth will be between 6% and 8% compared to 2023.

Our quarterly total non-interest expense forecast remains unchanged at between $67 million and $69 million for the third and fourth quarters of 2024.

We're lowering our 2024 loan growth guidance to 5% to 7% compared to our previous guidance of 6% to 8%. This slight adjustment in our estimate is partly a result of the paydowns received, and expected paydowns we noted on criticized and classified loans, which will offset some of our anticipated loan production. We also expect some reduction from our leasing business due to recent credit quality and net charge-off trends.

Based on current information, we expect our provision for credit losses for the third and fourth quarters to be relatively consistent with the amounts recognized during the first 2 quarters of 2024.

We anticipate a full year net charge-off rate of around 25 to 30 basis points, primarily driven by trends in small-ticket leasing, and indirect charge-offs expected for the remainder of the year.

We are pleased to bring our shareholders solid, consistent performance, while also improving our product offerings, infrastructure, technology and aligning our business to grow.

This concludes our commentary, and we will open the call for questions.

Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn this call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
Thank you. We will now begin the question-and-answer session. (Operator Instructions). Daniel Tamayo with Raymond James.

Daniel Tamayo:
Maybe we start just on the margin. I know you -- appreciate the guidance you provided, but just wondering if you could give a little more detail given the restructuring benefit in the third quarter, and then deposit competition, and everything else, just how you're thinking about the magnitude of margin compression in the back half of the year?

Katie Bailey:
So Danny, you referenced a restructuring in the third quarter. I'm not sure what specifically you're talking about there. We did not reposition our investment portfolio during the second quarter, or really, the first quarter in any meaningful way. So I think the guidance that you see us give is largely consistent with what we've been giving all year.
I think there will continue to be a slight compression in margin, more a function of accretion income as that continues to trail off. Again, we printed 28 basis points of accretion benefit in the second quarter. We expect maybe 2 to 4 basis points of continued compression in each quarter thereafter, to get us for the year in the 25 to 30 basis points benefit of accretion. But the latter half will come down from the 28. So I think that's what we expect as we proceed through the year. I think the core margin ex-accretion is largely going to be stable to where we were for the second quarter.

Daniel Tamayo:
Got it. Okay. Yes, sorry, that was a misspeak -- my apologies -- on the restructuring. But yes, the accretion is what I was thinking of. And then I guess just to follow-up on just the small-ticket leasing business, you talked about it a lot in the prepared remarks and in the release. But just curious if you are seeing an uptick in those loss rates. You saw classifieds come down. I guess if you could just talk a little bit about the drivers of the lower classifieds, but also kind of the continued elevated net charge-offs related to the leasing business, that'd be great.

Tyler Wilcox:
Sure, Danny, thanks. I guess I'll separate those out a bit. Very optimistic, kind of as we talked about last quarter, and as we talked about and reiterated again on the core commercial, I think there's a great story to tell there. The decline was upgrades and payoffs by and large. We continue to work the core book as well as the book of business that we picked up from Limestone.

And I think the positives there are delinquency has declined in the core commercial book. I'm proud of the fact that we've built a book that is relatively underweight to the industry and peers with respect to commercial real estate, and so just that core book. And just a word as well on that is that during the first half of this year, we saw some nice balance mix away from CRE and into C&I. So the paydowns were just about 60% in the commercial real estate and the production was about 60% on the commercial and industrial side. So there's kind of a natural rebalancing going on there.

So as far as the -- it's a bit of a tale of two portfolios, but the core, which represents 90%-plus of our loan portfolio is very strong. On the two kind of primary drivers, the small-ticket leasing, the inherent nature of that business is in the higher risk segments. It's in hospitality, restaurants, startups of less than 3 years, breweries, transportation, all of those mission-critical equipment. And we said when we bought the business, that we were pricing for about 4.5% charge-offs. And we based that on about a 22-year history of -- prior to when we bought it, the records of where the historical charge-offs were.

We saw during 2021 and 2022, less than 1% charge-offs, and so we've received the benefit of that from the pricing side, and we're seeing a return to normalization. And I think those higher-risk areas with the higher pricing leads us to continue to be satisfied with kind of the risk-adjusted return of that business, but we are seeing an increase there.

Daniel Tamayo:
That was helpful. Thanks, Tyler, appreciate it, and that's all for me. Thanks for taking my question.

Operator:
Brendan Nosal with Hovde Group.

Brendan Nosal:
I just wanted to circle back to the charge-off guide and the leasing piece. What are you embedding for lease charge-offs into that overall guidance for the back half of the year? And then what do you view as -- I guess you said the normalized rate is 4.5%, but like it feels like there's still a way to go to get there So, curious how you view today's normalization versus that 4.5% you laid out?

Tyler Wilcox:
Well, I think the third and fourth quarter will be relatively consistent from a charge-off standpoint, with the small-ticket leasing specifically. There's the delinquency in that portfolio has ticked up. We've obviously, as we referenced, done some tightening of the portfolio there. But as far as the outlook specifically with those leases, that guide is going to be consistent from a charge-off standpoint. I don't know if I answered your question.

Brendan Nosal:
Yes, yes, that's helpful. Maybe one more from me. Just pivoting, can you provide some color on the overall M&A environment, and whether you're expecting any change in that environment now that bank multiples have firmed up as much as they have over the past few weeks?

Tyler Wilcox:
Sure. I'd say there is a lot of discussion going on from an M&A perspective. But from what I see, I think there are a lot of management teams and boards that are playing a little bit of a wait-and-see; wait and see what happens with rates, wait and see what happens with the election. I'm not suggesting either of those are magic bullets at all. But as we have conversations, which we continue to have, I think there are a lot of banks that are considering their options for the future. And we're continuing to be part of those conversations.

So I would expect more M&A activity next year than this year, but that's about as far as my crystal ball goes. I'm more focused on what opportunities we see for ourselves out there in the coming year. And we think it's promising that we'll have some of the conversations that we've been having for a long time will hopefully bear fruit in the future.

Brendan Nosal:
Yes, yes, Okay. Thank you for taking the questions.

Operator:
Terry McElroy from Stephens.

Terry McEvoy:
Just looking at the average balance sheet, the CRE and C&I average yields both declined quarter-over-quarter, and it's kind of half of your loan portfolio. So can you just talk about the quarter-over-quarter decline? And within the margin outlook for the back half of this year, where do you see loan yields or those portfolios trending?

Katie Bailey:
Yes, I think you're seeing the accretion on those portfolios diminish quarter-over-quarter, as we've stated, that's where the large marks come when we acquire the books, predominantly Limestone most recently. So again, I think we'll continue to see slight compression of accretion quarter-to-quarter. I think I previously said 2 basis points to 4 basis points that might go down in the quarters, again, as that book continues to pay down, pay off. That's why we see less accretion there. So I think it'll be relatively stable with the caveat that accretion will go down slightly.

Terry McEvoy:
Perfect. That's what I assumed it was, but wanted to ask. And then Tyler, you talked about some technology investments, infrastructure investments. How is that kind of built into your expense outlook? And maybe talk about some of the efficiency gains that you foresee because of those investments.

Tyler Wilcox:
Sure. Thanks, Terry. With respect to the expense guide, I'd say we've talked for a few quarters now about how that expense is baked in. So our guide for the [forward] is -- remainder of the year and into next year, it should be relatively consistent because we implemented the customer relationship management software, began to pay for it last year, and has been implemented this year.

From an efficiency standpoint, it's been giving us a couple of pieces of efficiency even this early on. It's helped us have a unified system for some of our operational aspects. We've had a few processes that in integrating them into that unified system, have allowed us to cut kind of internal service times on certain processes down from multiple hours to minutes, which we're very pleased with. It's given us some efficiency in eliminating some additional third-party systems that are now integrated into a single system.

On a go-forward, my expectation is that we have a broad, diversified group of businesses. And one of our primary goals is always -- and I think strengths -- has always been getting those businesses to work together. This system will allow us to kind of mine our client data, and push opportunities for our clients between the businesses in a much more efficient way, that will hopefully improve our revenue results at the end of the day. So that's the expectation on that system, and we're pretty excited about it. But it represents a kind of a long-term fundamental investment and fundamental change in what we're doing from an operational standpoint.

Terry McEvoy:
Maybe one small one. The tax, $1.1 million tax benefit that was cited in the press release, what's the outlook for the tax rate in the back half of the year?

Katie Bailey:
I think the tax rate in the back half will be consistent with the first quarter. I think that if we adjust the Q1 or Q2 amount for the $1.1 million we quoted, I think you'd get something closer to 22%, 22.5%. And I think that can be the expectation for the back half of 2024.

Terry McEvoy:
Great, thanks for taking my questions.

Operator:
Tim Switzer from KBW.

Tim Switzer:
I have a quick follow-up on some of the commentary around the leasing charge-offs. Could you talk about how maybe a change in the macro environment, along with lower interest rates, could maybe improve the credit trends you're seeing in that sector right now?

Tyler Wilcox:
Yes, thanks, Tim. I think a decline in the interest rates would certainly help with the outlook, and help alleviate some of the pressure that we're seeing in some of these small businesses. And I think the expectation there is that though again, you look at the pre-pandemic era when the average, it would go up and down, but the average has historically been about 4.5%. And at the end of the day, the borrowers are going to this outlet because they are higher risk industries, and so they're going outside the traditional banking services. And those loans are fixed rate, just to be clear.
But as interest rates fall, additional debt may -- they may find relief elsewhere. So I don't think it will be a meaningful sea change, but it can't hurt. And again, there's short duration on those leases as well generally, so they tend to burn off pretty -- more quickly than the average portfolio as well.

Tim Switzer:
Okay. That's helpful. And you guys have always had a good amount of noninterest income, higher percentage of revenue than most peers. It's come down a little bit over time, partially due to acquisition. Is there a range you'd like to bring that back up to, or like give a target of fee income as a percent of total? And are there any specific businesses you'd like to get a little bit more scale in?

Tyler Wilcox:
Yes, historically we're up in the 30%, and boy, I would love to be back there. And you're correct, the acquisitions, by and large, both bank acquisitions and then some of the specialty finance businesses, have continued that trend. We love our fee businesses, I'll say it that way. From an insurance perspective, we've continued to grow that. It just hasn't grown at the same pace of the bank. We should be somewhere around $20 million in revenue annually this year and into the future. And we've done some -- continue to do some smaller acquisitions in that area, and we'll continue to do so. We have a large appetite for that and we think a good home for insurance owners who are looking for an exit strategy, trust and investments as well.
We have $3.6 billion in assets under management. We have continued to grow that business organically at a nice pace, expanded some of the lines of business within that business, and we'll continue to look for acquisitions both of books of business and more meaningfully sized in that business. So I didn't give you an exact target, but more would be my goal.

Tim Switzer:
Great, thank you. That's all for me.

Operator:
(Operator Instructions). Manuel Navas from D.A. Davidson.

Manuel Navas:
Just on leasing, I'm just wondering what extent are you going to see balance declines there? Is this the normal kind of cyclical trends there, that on small-ticket leasing, you'll pull back when you see net charge-offs rise a little bit, and you'll still get that higher through the cycle risk-adjusted return metrics? Just trying to clarify those movements.

Tyler Wilcox:
Yes, thanks, Manuel. So first, I would say we've had this business for a few years now. This is our first kind of credit increase from where we were. And when we bought it, as I mentioned, we were at a low point from a charge-off perspective. So we're not -- we're certainly not panicking. We're making adjustments to the verticals within that business, but I don't believe we'll see a decline in balances in this small-ticket leasing. There continues to be production in the core, so -- and if there were a decline, it would be very nominal. And we have a lot of confidence in our ability to continue to grow that business. But in a rising environment, we're required and have an expectation to take a good look at what's performing well and make those adjustments.

Manuel Navas:
There would be a feeling that if rates came down, I don't know, 100 basis points middle of next year, you'd be right back in some of these verticals, or would you be still cautious?

Tyler Wilcox:
Well, I think we could -- look, we've grown that business from $80 million on the balance sheet to over $220 million. As we've grown it, we've expanded the capabilities, we've expanded the nationwide reach. And so we're all-in on the business. From a pretax standpoint, it's giving off over a 2% ROA. And so it's very profitable for us, even with the higher loss rates, and again, because we priced it at this rate.
So we look to continue to invest into it, and notwithstanding kind of the steepness of the increase recently, again, we're just trying to actively manage the business, and continue to grow it over the long term because it's very viable and very profitable. And we think it's a great -- it's 3.4% of our total loan portfolio for perspective. So it has the ability to make a nice impact, but it's a very small portion of the pie.

Manuel Navas:
That's a great point. And shifting over to NIM, can you discuss kind of thoughts on deposit costs? Where could they potentially peak? And how would they kind of -- and the whole NIM and deposit costs react to rate cuts?

Katie Bailey:
Yes, so I think the deposit cost, you saw some increase this quarter compared to last quarter, as we had a little bit of continued re-shifting in the mix of our deposit portfolio to a slower extent than what we saw in the prior quarter. I think we're close to the peak on that rate. We are continuing to see a little bit more mix shift. We're continuing to see growth in the retail CDs, but I think it's slowing a bit.

And I think to the extent rate cuts transpire, as they are being projected to happen later this year in this quarter, we'll see some benefit. As we mentioned, we've kind of used a short-term promotional product that had at 6/30 a 5-month average life remaining. So I think we can take the benefit of rate cuts in pretty short order on the funding cost side.

Manuel Navas:
And can you talk about balancing? You made the comment that less of your securities book is now pledged because of some movement on the deposit side. Can you just talk about that flexibility that adds? Will we see more securities run-off to pay down broker, to pay down other kind of higher-cost areas of the liability side, or just kind of talk about that balance that you're getting based on that comment.

Katie Bailey:
Yes, so what you saw last quarter was an increase in kind of cash and cash equivalents on our balance sheet, which you saw this quarter in the second quarter relative to Q1 was a reduction in that cash and cash equivalents, because we didn't have to hold as much cash to have kind of readily available liquidity, because we had unpledged securities that could quickly be sold if we had a need for the immediate liquidity. So that was the trade-off we were trying to describe there. The reduction in cash and cash equivalents in the quarter was because we were able to have unpledged securities available for liquidity if or when needed -- not that we think they're needed, but just per our policies and guidance that we have internally.

Manuel Navas:
Got it, cash and cash equivalents. Thank you for clarifying it for me. And does that mean that the current level is probably where you'll run at a little bit going forward, kind of cash a little tighter? Securities balance is probably staying in similar range or similar level?

Katie Bailey:
Yes, I think that's right. I think over time, we've said we'd like our investment portfolio to be something between 18% and 20%. We're currently sitting at 20%, so it's in the range. And again, I would say we're not actively buying much in that portfolio, investment portfolio, given rates and the like. So I'd expect it to be relatively stable.

Manuel Navas:
Okay. I appreciate it. Thank you, guys, for the commentary.

Operator:
And at this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings call, earnings release, and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time, and have a great day.

Operator:
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines at this time.